Exhibit 10.25

Description of Compensation of Non-Employee Trustees

Each Trustee who is not also an officer and full-time employee of Corporate Office Properties Trust (the “Company”) receives the fees set forth in the table below until changed by the Board of Trustees:

Annual trustee fee	$35,000
Annual committee chairman fees
Audit committee	10,000
Compensation committee	7,000
Investment committee	8,500
Nominating/corporate governance	5,000
Board meeting fees	1,000
Committee meeting fees	1,000

The members of the Board of Trustees are also eligible for reimbursement for travel and lodging expenses incurred in connection with attendance at Board and committee meetings.  In addition, until changed by the Board of Trustees, all non-employee Trustees will receive an annual grant of 5,000 options to purchase the Company’s common shares of beneficial interest at an exercise price equal to the fair market value on the date of grant; this grant takes place on the day of the Company’s annual meeting of shareholders.  These options vest 100% one year from the date of grant.